Strategic Partners Asset Allocation Funds
For the fiscal period ended 01/31/04
811-08915
Exhibit 77C

A Special Meeting of Shareholders was held on July 17, 2003, and adjourned to August 21, 2003, and further adjourned to September 12, 2003. At such meetings the shareholders approved the following proposals:



1) To approve the election of ten (10) directors to the Board of Trustees, as follows:

			  Votes      Votes    Votes
Matter			   For      Against  Witheld   Abstentions

David E. A. Carson	27,669,006	-    684,832	  -
Robert E. La Blanc	27,666,047	-    687,791	  -
Robert F. Gunia		27,670,954	-    682,884	  -
Douglas H. McCorkindale	27,669,197	-    684,641	  -
Stephen P. Munn*	27,672,500	-    681,338	  -
Richard A. Redeker	27,675,236	-    678,602	  -
Judy A. Rice		27,673,644	-    680,194	  -
Robin B. Smith		27,665,922	-    687,916	  -
Stephen Stoneburn	27,674,039	-    679,799	  -
Clay T. Whitehead	27,672,581	-    681,257	  -

5)  To approve amendments to the Company's Declaration of Trust.

	Votes For	Votes Against	Abstentions
	18,064,376	434,224		821,620


*Effective November 30, 2003, Mr. Munn has retired as a
Trustee of the Trust.